As filed with the Securities and Exchange Commission on March 18, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 Prosensa Holding N.V.
(Exact Name of Registrant as specified in its charter)
The Netherlands		NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
J.H. Oortweg 21 2333 CH Leiden The Netherlands
(Address including zip code of Principal Executive Offices)

Prosensa Holding N.V. 2010 Equity Incentive Plan
(Full title of the plan)

National Corporate Research, Ltd. 10 East 40th Street New York, New York 10016 (212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000		Kyoko T. Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Ordinary Shares, nominal value €0.01 per share, to be issued under the Prosensa Holding N.V. 2010 Equity Incentive Plan	1,615,257	$6.64 (2)	$10,725,306.48 (2)	$1,381.42
Ordinary Shares, nominal value €0.01 per share, reserved for issuance pursuant to stock option awards outstanding under the Prosensa Holding N.V. 2010 Equity Incentive Plan	2,202,936	$1.98 (3)	$4,361,813.28 (3)	$561.80
Total	3,818,193	N/A	$15,087,119.76	$1,943.22
(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers (i) Ordinary Shares, nominal value €0.01 per share (“Ordinary Shares”), of Prosensa Holding N.V. (the “Registrant”), issuable pursuant to the Prosensa Holding N.V. 2010 Equity Incentive Plan (the “Plan”); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Ordinary Shares that become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Global Select Market on March 11, 2014.

(3)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average per share exercise price of the options outstanding under the Plan and an exchange rate on March 17, 2014 of approximately €1.00 to U.S. $1.39.

(4)	Rounded up to the nearest penny.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)      The Registrant’s Annual Report on Form 20-F (Registration No. 001-35990) filed with the Securities and Exchange Commission on March 18, 2014 for the fiscal year ended December 31, 2013.

(b)      All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the end of the fiscal year covered by the form referred to in (a) above.

(c)      The description of the Registrant’s ordinary shares which is contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-35990), dated June 26, 2013, including any amendments or supplements thereto.

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In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 7.9 of the Articles of Association of the Registrant, as amended, provides that current and former management directors and supervisory directors shall be reimbursed for:

(a)   the reasonable costs of conducting a defense against a claim based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at our request;

(b)   any damages or fines payable by them as a result of an act or failure to act as referred to under (a);

(c)   the reasonable costs of appearing in other legal proceedings in which they are involved as current or former management director or supervisory director, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf.

There shall be no entitlement to reimbursement as referred to above if and to the extent that:

(a)   a Dutch court or, in the event of arbitration, an arbitrator has established in a final and conclusive decision that the act or failure to act of the person concerned can be characterized as willful, intentionally reckless or seriously culpable conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(b)   the costs or financial loss of the person concerned are covered by an insurance and the insurer has paid out the costs or financial loss.

If and to the extent that it has been established by a Dutch court or, in the event of arbitration, an arbitrator in a final and conclusive decision that the person concerned is not entitled to reimbursement as referred to above, he shall immediately repay the amount reimbursed by the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

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Item 8.  Exhibits.

Exhibit Number
4.1	Articles of Association of Prosensa Holding N.V. (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed on March 18, 2014 (Registration no. 001-35990))

4.2
Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form F-1, dated June 18, 2013 (Registration no. 333-188855))

5	Opinion of De Brauw Blackstone Westbroek N.V. (filed herewith)

23.1	Consent of PricewaterhouseCoopers Accountants N.V. (filed herewith)

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99	Prosensa Holding N.V. 2010 Equity Incentive Plan (filed herewith)

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leiden, the Netherlands, on this 18th day of March, 2014.

Prosensa Holding N.V.

By:	/s/ Hans G. C. P. Schikan
Name:	Hans G. C. P. Schikan
Title:	Chief Executive Officer

By:	/s/ Berndt A. E. Modig
Name:	Berndt A. E. Modig
Title:	Chief Financial Officer

National Corporate Research, Ltd., as Authorized Representative in the United States

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans G. C. P. Schikan and Berndt A. E. Modig, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hans G. C. P. Schikan	Chief Executive Officer and Management Board Director (Principal Executive Officer)	March 18, 2014
Hans G. C. P. Schikan

/s/ Berndt A. E. Modig	Chief Financial Officer and Management Board Director (Principal Financial Officer and Principal Accounting Officer)	March 18, 2014
Berndt A. E. Modig

/s/ Luc M. A. Dochez	Chief Business Officer, Senior Vice President of Business Development and Management Board Director (Principal Operating Officer)	March 18, 2014
Luc M. A. Dochez

/s/ Giles V. Campion	Chief Medical Officer, Senior Vice President R&D and Management Board Director	March 18, 2014
Giles V. Campion

/s/ David Mott	Chairman of the Supervisory Board	March 18, 2014
David Mott

/s/ Rémi Droller	Member of the Supervisory Board	March 18, 2014
Rémi Droller

/s/ Peter Goodfellow	Member of the Supervisory Board	March 18, 2014
Peter Goodfellow

/s/ Martijn Kleijwegt	Member of the Supervisory Board	March 18, 2014
Martijn Kleijwegt

/s/ Daan Ellens	Member of the Supervisory Board	March 18, 2014
Daan Ellens

/s/ Patrick Van Beneden	Member of the Supervisory Board	March 18, 2014
Patrick Van Beneden

EXHIBIT INDEX

Exhibit Number
4.1	Articles of Association of Prosensa Holding N.V. (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed on March 18, 2014 (Registration no. 001-35990))

4.2
Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form F-1, dated June 18, 2013 (Registration no. 333-188855))

5	Opinion of De Brauw Blackstone Westbroek N.V. (filed herewith)

23.1	Consent of PricewaterhouseCoopers Accountants N.V. (filed herewith)

23.2	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99	Prosensa Holding N.V. 2010 Equity Incentive Plan (filed herewith)